As filed with the Securities and Exchange Commission on October 3, 2024

Registration No. 333-282358

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CINGULATE INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	86-3825535
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1901 W. 47th Place

Kansas City, KS 66205

(913) 942-2300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Shane J. Schaffer

Chief Executive Officer

Cingulate Inc.

1901 W. 47th Place

Kansas City, KS 66205

(913) 942-2300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Lerner, Esq.

Steven M. Skolnick, Esq.

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

(212) 262-6700

Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement becomes effective, as determined by the selling stockholder.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 (the “Amendment”) is being filed solely to correct a typographical error in the auditor consent filed as Exhibit 23.1 to the Registration Statement on Form S-1 (File No. 333-282358) (the “Registration Statement”) filed by the Registrant with the Securities and Exchange Commission on September 26, 2024. Accordingly, this Amendment consists of only the facing page, this explanatory note, Part II of the Registration Statement, including the signature page, the exhibit index, and a corrected Exhibit 23.1 filed herewith. The prospectus is unchanged and has therefore been omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission registration fee.

Amount
Securities and Exchange Commission registration fee	$1,125
Accountants’ fees and expenses	25,000
Legal fees and expenses	100,000
Miscellaneous	3,875
Total expenses	$130,000

Item 14. Indemnification of Directors and Officers.

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation and bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

●	any breach of the director’s duty of loyalty to us or our stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

●	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our bylaws provide that:

●	we may indemnify our directors, officers, and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

●	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

●	the rights provided in our bylaws are not exclusive.

Our amended and restated certificate of incorporation, filed as Exhibit 3.1 hereto, and our amended and restated bylaws, filed as Exhibit 3.2 hereto, provide for the indemnification provisions described above and elsewhere herein. We have entered into and intend to continue to enter into separate indemnification agreements with our directors and elective officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

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Item 15. Recent Sales of Unregistered Securities.

On July 19, 2021, the Company issued one share of its common stock, par value $0.0001 per share, to Cingulate Therapeutics, LLC for $0.024. Such issuance was exempt from registration under 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

On September 29, 2021, the Company issued 29,762 shares of its common stock, par value $0.0001 per share, to the former holders of units of Cingulate Therapeutics LLC in connection with the Reorganization Merger. Such issuances were exempt from registration under 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

On August 9, 2022, Cingulate Therapeutics LLC issued a $5 million promissory note (the “August Note”) to Werth Family Investment Associates LLC (“WFIA”). Peter J. Werth, a member of the Company’s Board of Directors is the manager of WFIA. Such issuance was exempt from registration under 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder. On May 9, 2023, Cingulate Therapeutics LLC amended and restated the August Note to increase the principal amount to $8.0 million (as so amended and restated, the “Amended and Restated Note”). WFIA had the right during the first five business days of each calendar quarter to demand payment of all outstanding principal and interest 120 days following notice to Cingulate Therapeutics LLC. Cingulate Therapeutics LLC was permitted to repay the WFIA Note, in whole or in part, without premium or penalty; provided, that no amount repaid was permitted to be reborrowed. Such issuance was exempt from registration under 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

On April 24, 2023, the Company completed a private placement to Lincoln Park Capital Fund, LLC (“Lincoln Park”) pursuant to which it has the right to sell to Lincoln Park up to $12.0 million in shares of common stock, subject to certain limitations, from time to time over the 36-month period commencing on the date that a registration statement covering the resale of the shares is declared effective by the SEC (the “LP Purchase Agreement”). The Company issued 1,535 Commitment Shares to Lincoln Park as consideration for its commitment to purchase shares under the LP Purchase Agreement. In the LP Purchase Agreement, Lincoln Park represented to the Company, among other things, that it was an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act). The securities were and will be sold by the Company under the Purchase Agreement in reliance upon an exemption from the registration requirements under the Securities Act afforded by Section 4(a)(2) of the Securities Act.

On August 11, 2023, the Company entered into a Securities Purchase Agreement with Werth Family Investment Associates LLC, and issued, in a private placement priced at the market under Nasdaq rules, 7,597 shares of the Company’s common stock at a purchase price per share of $131.64, for aggregate gross proceeds to the Company of approximately $1.0 million, before deducting transaction expenses payable by the Company (the “Private Placement”). The Private Placement closed on August 11, 2023. Such issuance was exempt from the registration requirements under the Securities Act afforded by Section 4(a)(2) of the Securities Act.

On September 8, 2023, the Company and CTx entered into a note conversion agreement with WFIA (the “Note Conversion Agreement”), pursuant to which WFIA agreed to convert the $5,000,000 under the Amended and Restated Note plus all accrued interest thereon, or $5,812,500, into pre-funded warrants (“WIFA Pre-Funded Warrants”) to purchase 28,493 shares of common stock, at a conversion price per Pre-Funded Warrant of $204.00. The Pre-Funded Warrants have no expiration date and are exercisable immediately at an exercise price of $0..024 per share. Such issuance was exempt from the registration requirements under the Securities Act afforded by Section 4(a)(2) of the Securities Act.

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On January 25, 2024, Cingulate Inc. and CTx entered into a Note Conversion Agreement (the “January 2024 Note Conversion Agreement”) with WFIA, pursuant to which WFIA agreed to convert the remaining $3.0 million of principal under the WFIA Note plus all accrued interest thereon, or $3,287,500, into pre-funded warrants (the “January WFIA Pre-Funded Warrants”) to purchase 57,254 shares of our common stock, at a conversion price per January WFIA Pre-Funded Warrant of 57.42. The closing price of the common stock on Nasdaq on January 24, 2024 was $52.20 per share. The January WFIA Pre-Funded Warrants have no expiration date and are exercisable immediately at an exercise price of $0.0012 per share, to the extent that after giving effect to such exercise, WFIA and its affiliates would beneficially own, for purposes of Section 13(d) of the Exchange Act, no more than 19.99% of the outstanding shares of our common stock. On March 25, 2024, the Company issued to WFIA an additional pre-funded warrant to purchase 588 shares of common stock as a result of an error in the interest calculation, on the same form and at the same conversion price as the January WFIA Pre-Funded Warrants. Such issuances were exempt from the registration requirements under the Securities Act afforded by Section 4(a)(2) of the Securities Act.

On December 1, 2023, the Company issued 96 shares of common stock at a value of $73.44 per share to a consultant. Such issuance was exempt from the registration requirements under the Securities Act afforded by Section 4(a)(2) of the Securities Act.

On February 1, 2024, the Company issued 596 shares of common stock at a value of $40.32 per share to a consultant. Such issuance was exempt from the registration requirements under the Securities Act afforded by Section 4(a)(2) of the Securities Act.

On June 10, 2024, the Company issued 11,652 shares of common stock to a consultant at a value of $8.45 per share. Such issuance was exempt from registration under Section 4(a)(2) under the Securities Act.

On June 28, 2024, the Company entered into an inducement offer letter agreement (the “Inducement Letter”) with certain holders (the “Holders”) of certain existing warrants to purchase up to an aggregate of 265,625 shares of its common stock issued to the Holders on February 6, 2024 (the “Existing Warrants”). Pursuant to the Inducement Letter, the Holders agreed to exercise for cash its Existing Warrants at a reduced exercise price of $7.02 per share in consideration for the Company’s agreement to issue in a private placement (i) new series C common stock purchase warrants to purchase an aggregate of 354,167 shares of common stock and (ii) new series D common stock purchase warrants to purchase an aggregate of 177,084 shares of common stock. Such issuances were exempt from the registration requirements under the Securities Act afforded by Section 4(a)(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

Exhibit Number	Exhibit Description	Form	Exhibit	Filing Date
2.1†	Agreement and Plan of Merger, dated August 30, 2021, among Cingulate, Inc., Cingulate Therapeutics LLC, and Cingulate Pharma LLC	S-1	2.1	9/9/2021
3.1	Amended and Restated Certificate of Incorporation of Cingulate Inc., as amended to date	10-Q	3.1	8/13/2024
3.2	Amended and Restated Bylaws of Cingulate Inc.	10-K	3.2	3/28/2022
4.1	Specimen Certificate representing shares of common stock of Cingulate Inc.	S-1	4.1	9/9/2021
4.2	Form of Underwriter Common Stock Purchase Warrant (IPO)	S-1	4.2	11/10/2021
4.3	Form of Common Stock Purchase Warrant (IPO)	S-1	4.3	12/9/2021
4.4	Form of Warrant Agent Agreement (IPO)	S-1	4.4	12/9/2021
4.5	Form of Pre-Funded Warrant (September 2023 Offering)	S-1	4.5	8/29/2023
4.6	Form of Series A Warrant (September 2023 Offering)	S-1	4.6	8/29/2023
4.7	Form of Series B Warrant (September 2023 Offering)	S-1	4.7	8/29/2023
4.8	Form of Placement Agent Warrant (September 2023 Offering)	S-1	4.8	8/29/2023
4.9	Form of Pre-Funded Warrant (September 2023 WFIA)	8-K	4.1	9/11/2023
4.10	Form of Pre-Funded Warrant (January 2024 WFIA)	8-K	4.1	1/29/2024
4.11	Form of Pre-Funded Warrant offered hereby	8-K	4.1	2/7/2024
4.12	Form of Series A Warrant	8-K	4.2	2/7/2024
4.13	Form of Series B Warrant	8-K	4.3	2/7/2024

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4.14	Form of Placement Agent Warrant	8-K	4.4	2/7/2024
4.15	Form of March 2024 WFIA Pre-Funded Warrant	10-K	4.16	4/1/2024
4.16	Form of New Warrant (July 2024 Offering)	8-K	4.1	7/1/2024
4.17	Form of Placement Agent Warrant (July 2024 Offering)	8-K	4.2	7/1/2024
5.1*	Opinion of Lowenstein Sandler LLP
10.1#	Patent and Know-How License Agreement, dated August 8, 2018, between BDD Pharma Limited, Cingulate Therapeutics LLC and Drug Delivery International Limited	S-1	10.2	9/9/2021
10.2#	Master Services Agreement between Cingulate Therapeutics LLC and Societal CDMO, Inc., dated October 24, 2022	8-K	10.1	10/25/2022
10.3+	Employment Agreement, dated September 23, 2021, between Cingulate Therapeutics LLC and Shane J. Schaffer	S-1	10.4	9/27/2021
10.4+	Employment Agreement, dated September 23, 2021, between Cingulate Therapeutics LLC and Matthew N. Brams	S-1	10.5	9/27/2021
10.5+	Employment Agreement, dated September 23, 2021, between Cingulate Therapeutics LLC and Laurie A. Myers	S-1	10.6	9/27/2021
10.6+	Employment Agreement, dated September 23, 2021, between Cingulate Therapeutics LLC and Craig S. Gilgallon	S-1	10.7	9/27/2021
10.7+	Employment Agreement, dated September 23, 2021, between Cingulate Therapeutics LLC and Louis G. Van Horn	S-1	10.8	9/27/2021
10.8+	Employment Agreement, dated September 23, 2021, between Cingulate Therapeutics LLC and Raul R. Silva	S-1	10.9	9/27/2021
10.9+	Amendment to Employment Agreement, effective April 1, 2022, between Cingulate Therapeutics LLC and Raul R. Silva	10-Q	10.1	8/11/2022
10.10+	Amendment to Employment Agreement, effective January 1, 2023, between Cingulate Therapeutics LLC and Raul R. Silva	10-K	10.10	3/10/2023
10.11+	Form of Indemnification Agreement	S-1	10.10	9/9/2021
10.12+	Cingulate Inc. 2021 Omnibus Equity Incentive Plan	S-1	10.1	9/27/2021
10.13+	Form of Nonqualified Stock Option Award under 2021 Plan	10-Q	10.1	5/12/2022
10.14+	Form of Incentive Stock Option Award under 2021 Plan	10-Q	10.2	5/12/2022
10.15+	Form of Restricted Stock Unit Award under 2021 Plan	S-1	10.20	9/27/2021
10.16+	Form of Restricted Stock Award under 2021 Plan	S-1	10.21	9/27/2021
10.17	Amended and Restated Promissory Note, dated May 9, 2023, between Cingulate Therapeutics, LLC and Werth Family Investment Associates	8-K	10.1	5/10/2023
10.18	At The Market Offering Agreement, dated January 3, 2023, by and between Cingulate Inc. and H.C. Wainwright & Co., LLC	S-3	1.2	1/3/2023
10.19	Amendment to ATM Agreement, dated May 2, 2023, by and between Cingulate Inc. and H.C. Wainwright & Co., LLC	10-Q	10.5	5/10/2023
10.20	Joint Commercialization Agreement, dated March 7, 2023, by and between Cingulate Therapeutics, LLC and Indegene, Inc.	10-K	10.19	3/10/2023
10.21	Purchase Agreement, dated April 24, 2023, by and between Lincoln Park Capital, LLC and Cingulate Inc.	8.K	10.1	4/25/2023
10.22	Registration Rights Agreement, dated April 24, 2023, by and between Lincoln Park Capital, LLC and Cingulate Inc.	8.K	10.2	4/25/2023
10.23	Securities Purchase Agreement, dated August 11, 2023, by and between the Company and Werth Family Investment Associates LLC	8-K	10.1	8/14/2023
10.24	Form of Securities Purchase Agreement	S-1	10.24	9/7/2023
10.25	Note Conversion Agreement, dated September 8, 2023, by and between the Company, Cingulate Therapeutics, LLC and Werth Family Investment Associates LLC	8-K	10.1	9/11/2023
10.26+	Amendment to Employment Agreement, effective January 1, 2024, between Cingulate Therapeutics, LLC and Matthew N. Brams	S-1	10.26	1/12/2024
10.27+	Amendment to Employment Agreement, effective December 29, 2023, between Cingulate Therapeutics, LLC and Raul A. Silva	S-1	10.27	1/12/2024
10.28	Note Conversion Agreement, dated January 25, 2024, by and between the Company, Cingulate Therapeutics, LLC and Werth Family Investment Associates LLC	8-K	10.1	1/29/2024
10.29+	Employment Agreement, dated January 25, 2024, between Cingulate Therapeutics LLC, and Jennifer L. Callahan	8-K	10.2	1/29/2024
10.30	Form of Securities Purchase Agreement	8-K	10.1	2/07/2024
10.31+	Amendment No.1 to the Cingulate Inc. 2021 Omnibus Equity Incentive Plan	8-K	10.1	6/12/2024
10.32	Form of Inducement Letter	8-K	10.1	7/01/2024
21.1	List of Subsidiaries of Cingulate Inc.	10-K	21.1	4/1/2024
23.1**	Consent of Independent Registered Public Accounting Firm
23.2*	Consent of Lowenstein Sandler LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (contained in the signature page of this registration statement)
107*	Filing Fee Table

† Annexes, schedules and/or exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Registrant hereby undertakes to furnish supplementally a copy of any of the omitted schedules and exhibits to the SEC on a confidential basis upon request.

* Previously filed

** Filed herewith

+ Indicates a management contract or compensatory plan

# Certain portions of this exhibit have been omitted because the omitted information is (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

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Item 17. Undertakings.

The undersigned registrant hereby undertakes to

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

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(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, Kansas, on the day of October 3, 2024.

CINGULATE INC.

By:	/s/ Shane J. Schaffer
Name:	Shane J. Schaffer
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated:

Signature	Title	Date

/s/ Shane J. Schaffer
Shane J. Schaffer	Chief Executive Officer, Chairman (Principal Executive Officer)	October 3, 2024

/s/ Jennifer L. Callahan
Jennifer L. Callahan	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 3, 2024

*		October 3, 2024
Peter J. Werth	Director

*		October 3, 2024
Bryan Lawrence	Director

*		October 3, 2024
Jeffrey Ervin	Director

*		October 3, 2024
John Roberts	Director

*By:	/s/ Shane J. Schaffer
Shane J. Schaffer
Attorney-in-Fact

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